Exhibit 99.1

Contact:	Chris Nugent Investor and Public Relations (212) 521-2403
NEWS RELEASE
LOEWS CORPORATION REPORTS NET INCOME OF
$130 MILLION FOR THE THIRD QUARTER OF 2022

NEW YORK, October 31, 2022—Loews Corporation (NYSE:L) today reported net income of $130 million, or $0.54 per share, for the third quarter of 2022, compared to net income of $220 million, or $0.85 per share, in the third quarter of 2021. Net income for the nine months ended September 30, 2022 was $648 million, or $2.64 per share, compared to net income of $1.2 billion, or $4.70 per share, for the nine months ended September 30, 2021.

Net income in the third quarter of 2022 included higher underwriting income and increased net investment income from fixed income securities at CNA Financial Corporation (NYSE:CNA) and improved results at Loews Hotels & Co, offset by losses from limited partnership and common stock investments and net investment losses from sales of fixed income securities at CNA.

Net income for the nine months ended September 30, 2021 included a gain of $438 million (after tax) related to the sale of 47% of Altium Packaging and its deconsolidation on April 1, 2021. Excluding this significant transaction, net income for the nine months ended September 30, 2021 would have been $797 million. The drivers of the decrease in net income for the nine months ended September 30, 2022, excluding this significant transaction, are consistent with the three-month discussion above.

“Loews had another good quarter. Loews Hotels & Co continues to perform exceptionally well, and CNA produced a stellar underlying combined ratio of 91.1%,” said James S. Tisch, President and CEO of Loews Corporation.

Book value per share as of September 30, 2022 was $58.14 compared to $71.84 as of December 31, 2021, reflecting the impact that increased risk-free interest rates and widening credit spreads have on CNA’s fixed income portfolio. Book value per share excluding accumulated other comprehensive income (AOCI) increased to $74.11 as of September 30, 2022 from $71.09 as of December 31, 2021.

CONSOLIDATED HIGHLIGHTS

	September 30,
	Three Months		Nine Months
(In millions, except per share data)	2022	2021	2022	2021
Income before net investment gains (losses)	$206	$204	$763	$725
Net investment gains (losses):
CNA	(76)	16	(115)	84
Corporate				426
Net income attributable to Loews Corporation	$130	$220	$648	$1,235

Net income per share	$0.54	$0.85	$2.64	$4.70

	September 30, 2022	December 31, 2021

Book value per share	$58.14	$71.84
Book value per share excluding AOCI	74.11	71.09

Three Months Ended September 30, 2022 Compared to Three Months Ended September 30, 2021

CNA’s net income attributable to Loews Corporation for the three months ended September 30 decreased from $229 million in 2021 to $115 million in 2022 and core income for the three months ended September 30, 2022 decreased from $237 million in 2021 to $213 million in 2022 due to lower net investment income from limited partnership and common stock investments, partially offset by improved property & casualty underwriting income and higher net investment income from fixed income securities. Net income was also negatively impacted by the swing from net investment gains in last year’s third quarter to net investment losses in the third quarter of 2022 driven by sales of fixed income securities. Catastrophe losses were $114 million and $178 million ($80 million and $125 million after tax and noncontrolling interests) for the three months ended September 30, 2022 and 2021. Catastrophe losses for the three months ended September 30, 2022 include $87 million for Hurricane Ian.

Boardwalk Pipelines’ net income for the three months ended September 30, 2022 decreased $4 million to $34 million compared to $38 million in the comparable prior year period due primarily to an impairment charge of $6 million ($5 million after tax), related to retired assets, increased costs from maintenance projects driven by increased regulatory requirements and higher expenses due to an increased asset base from recently completed growth projects, partially offset by higher revenues from recently completed growth projects, re-contracting at higher rates, and higher utilization-based revenues. In addition, storage and parking and lending revenues increased due to favorable market conditions. EBITDA for the three months ended September 30, 2022 increased $8 million to $192 million compared to $184 million in the comparable prior year period due primarily to an increased asset base from recently completed growth projects.

Loews Hotels & Co’s net income for the three months ended September 30, 2022 increased $12 million to $25 million compared to $13 million in the comparable prior year period driven by improved occupancy rates due to the rebound in travel and higher average daily room rates. Operating expenses have likewise increased to support the higher demand levels and resumption of additional pre-pandemic services. The hotel properties at the Universal Orlando Resort contributed meaningfully to the period-over-period improvement.

The Corporate & other segment results for the three months ended September 30, 2022 improved $16 million to a loss of $44 million from a loss of $60 million in the comparable prior year period. These improved results were due to lower losses on equity securities and reduced expenses at the parent company as compared to the comparable prior year period.

Nine Months Ended September 30, 2022 Compared to Nine Months Ended September 30, 2021

CNA’s, Boardwalk Pipelines’, and Loews Hotels & Co’s results for the nine months ended September 30, 2022 as compared to the comparable prior year period are consistent with the three-month discussion above.

The Corporate & other segment results for the nine months ended September 30, 2021 included a $555 million ($438 million after tax) gain related to the sale of 47% of Altium Packaging and its deconsolidation on April 1, 2021. Excluding this significant transaction, results for the nine months ended September 30, 2022 declined $19 million as compared to the comparable prior year period. This decline was primarily due to the broad market decline of equity securities, partially offset by reduced expenses at the parent company as compared to the comparable prior year period. In addition, results benefited from the absence of unusual items recorded in 2021 related to the recapitalization and sale of 47% of Altium Packaging, including a $40 million deferred tax liability and a $14 million ($10 million after tax) debt extinguishment charge.

SHARE REPURCHASES

At September 30, 2022, there were 238.1 million shares of Loews common stock outstanding. For the three and nine months ended September 30, 2022, the Company repurchased 4.1 million and 10.5 million shares of its common stock at an aggregate cost of $230 million and $614 million, respectively. From October 1, 2022 to October 28, 2022, the Company repurchased an additional 0.7 million shares of its common stock at an aggregate cost of $38 million. For the three and nine months ended September 30, 2022, the Company purchased 0.7 million shares of CNA common stock for an aggregate cost of $26 million. Depending on market conditions, the Company may from time-to-time purchase shares of its and its subsidiaries’ outstanding common stock in the open market, in privately negotiated transactions or otherwise.

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

This press release contains financial measures that are not in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Management believes some investors may find these measures useful to evaluate our and our subsidiaries’ financial performance. CNA utilizes core income and Boardwalk Pipelines utilizes earnings before interest, income tax expense, depreciation and amortization (“EBITDA”). These measures are defined and reconciled to the most comparable GAAP measures on page 6 of this release.

CONFERENCE CALLS

A conference call to discuss the third quarter results of Loews Corporation has been scheduled for today at 10:00 a.m. ET. A live webcast will be available via the Investors/Media section of www.loews.com. Those interested in attending can also dial (800) 267-6316, or for international callers, (203) 518-9783. The conference ID number is L3Q22. An online replay will also be available at www.loews.com following the call.

A conference call to discuss the third quarter results of CNA has been scheduled for today at 9:00 a.m. ET. A live webcast will be available via the Investor Relations section of www.cna.com. Those interested in participating should dial (866) 580-3963 (USA toll free) or +1 (786) 697-3501 (USA local).

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ABOUT LOEWS CORPORATION

Loews Corporation is a diversified company with businesses in the insurance, energy, hospitality, and packaging industries. For more information please visit www.loews.com.

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FORWARD-LOOKING STATEMENTS

Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Loews Corporation and Subsidiaries
Selected Financial Information

	September 30,
	Three Months		Nine Months
(In millions)	2022	2021	2022	2021
Revenues:
CNA Financial (a)	$2,957	$2,959	$8,768	$8,854
Boardwalk Pipelines	339	307	1,045	991
Loews Hotels & Co	180	134	532	289
Investment income (loss) and other (b) (c)	(15)	(29)	(94)	862
Total	$3,461	$3,371	$10,251	$10,996
Income (Loss) Before Income Tax:
CNA Financial (a)	$164	$314	$787	$1,154
Boardwalk Pipelines	47	52	221	229
Loews Hotels & Co	34	17	120	(64)
Corporate: (d)
Investment income (loss), net	(19)	(30)	(100)	40
Other (c)	(36)	(49)	(123)	364
Total	$190	$304	$905	$1,723
Net Income (Loss) Attributable to Loews Corporation:
CNA Financial (a)	$115	$229	$579	$838
Boardwalk Pipelines	34	38	164	170
Loews Hotels & Co	25	13	84	(51)
Corporate: (d)
Investment income (loss), net	(15)	(23)	(79)	32
Other (c)	(29)	(37)	(100)	246
Net income attributable to Loews Corporation	$130	$220	$648	$1,235

(a)The three months ended September 30, 2022 includes net investment losses of $96 million ($76 million after tax and noncontrolling interests).
The three months ended September 30, 2021 includes net investment gains of $22 million ($16 million after tax and noncontrolling interests).
The nine months ended September 30, 2022 includes net investment losses of $166 million ($115 million after tax and noncontrolling interests).
The nine months ended September 30, 2021 includes net investment gains of $117 million ($84 million after tax and noncontrolling interests).
(b)Includes parent company investment income (loss) and the financial results of Altium Packaging. On April 1, 2021, Loews sold 47% of Altium Packaging, which was then deconsolidated and subsequently recorded as an equity method investment.
(c)Includes an investment gain of $555 million ($438 million after tax) for the nine months ended September 30, 2021 related to the sale of 47% of Altium Packaging and its deconsolidation on April 1, 2021.
(d)The Corporate segment consists of investment income (loss) from the parent company's cash and investments, interest expense, corporate expenses, the consolidated results of Altium Packaging through March 31, 2021 and the equity method of accounting for Altium Packaging subsequent to its deconsolidation on April 1, 2021, as well as the gain related to the deconsolidation of Altium Packaging.

Loews Corporation and Subsidiaries
Consolidated Financial Review

	September 30,
	Three Months		Nine Months
(In millions, except per share data)	2022	2021	2022	2021
Revenues:
Insurance premiums	$2,221	$2,059	$6,435	$6,056
Net investment income	404	483	1,202	1,649
Investment gains (losses) (a)	(96)	22	(166)	657
Operating revenues and other	932	807	2,780	2,634
Total	3,461	3,371	10,251	10,996

Expenses:
Insurance claims and policyholders’ benefits	1,665	1,632	4,703	4,684
Operating expenses and other	1,606	1,435	4,643	4,589
Total	3,271	3,067	9,346	9,273

Income before income tax	190	304	905	1,723
Income tax expense	(47)	(58)	(190)	(391)
Net income	143	246	715	1,332
Amounts attributable to noncontrolling interests	(13)	(26)	(67)	(97)
Net income attributable to Loews Corporation	$130	$220	$648	$1,235

Net income per share attributable to Loews Corporation	$0.54	$0.85	$2.64	$4.70

Weighted average number of shares	240.76	257.30	245.03	262.77

(a)Includes an investment gain of $555 million ($438 million after tax) for the nine months ended September 30, 2021 related to the sale of 47% of Altium Packaging and its deconsolidation on April 1, 2021.

DEFINITIONS OF NON-GAAP MEASURES AND RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

CNA Financial Corporation

Core income is calculated by excluding from net income attributable to Loews Corporation the after-tax effects of investment gains (losses) and any cumulative effects of changes in accounting guidance. In addition, core income excludes the effects of noncontrolling interests. The calculation of core income excludes investment gains (losses) because these are generally driven by economic factors that are not necessarily reflective of CNA’s primary operations.

	September 30,
	Three Months		Nine Months
(In millions)	2022	2021	2022	2021
CNA net income attributable to Loews Corporation	$115	$229	$579	$838
Investment (gains) losses	84	(18)	127	(94)
Consolidating adjustments including noncontrolling interests	14	26	68	97
Core income	$213	$237	$774	$841

Boardwalk Pipelines

EBITDA is defined as earnings before interest, income tax expense, depreciation and amortization.

	September 30,
	Three Months		Nine Months
(In millions)	2022	2021	2022	2021
Boardwalk Pipelines net income attributable to Loews Corporation	$34	$38	$164	$170
Interest	42	40	126	121
Income tax expense	13	14	57	59
Depreciation and amortization	103	92	297	277
EBITDA	$192	$184	$644	$627